Exhibit 99.1

Contango ORE Announces Completion of S-K 1300 Technical Report Summary for Its Manh Choh Project in Alaska

HOUSTON--(BUSINESS WIRE)--May 26, 2023--Contango ORE, Inc. (“CORE,” “Contango” or the “Company”) (NYSE American: CTGO) is pleased to announce that it has completed the Technical Report Summary (“TRS”) on the Manh Choh Project (the “Project” or “Manh Choh”), located near Tok, Alaska, U.S.A.

Rick Van Nieuwenhuyse, the Company’s President and Chief Executive Officer said: “With the completion of the tolling agreement with the Fort Knox Mine, we were able to complete the TRS. I am pleased to report that the results of the report are consistent with prior guidance including the estimated All-In Sustaining Cost (“AISC”) of $1,116 per gold equivalent ounce and the initial capital costs of $64.6 million for Contango’s 30% portion. With the major contracts signed and permitting concluded, we remain on track and on budget to bring our 30% interest in Manh Choh into production in the second half of 2024.”

With all the news flow expected throughout the month of May, we will be hosting a corporate update to go over all our recent news at the end of the month. Please use this link to register to our live event: https://my.6ix.com/STEXS5np

The TRS summarizes the results of a Feasibility Study (“FS”) and subsequent FS economic update prepared by KG Mining (Alaska), Inc. (“KGMA”), Contango’s joint venture partner for the Project and an indirect subsidiary of Kinross Gold Corporation (“Kinross”). CORE holds a 30% interest in Peak Gold, LLC (“Peak Gold JV”), which leases approximately 675,000 acres of exploration and development, with the remaining 70% owned by KGMA, operator and manager of the Project. Contango also owns a 100% interest in approximately 167,000 acres of State of Alaska mining claims through Contango Mineral Alaska, LLC, its wholly owned subsidiary, which gives Contango the exclusive right to explore and develop minerals on these lands.

A copy of the S-K 1300 Feasibility Study for the Manh Choh project can be found on our website: https://www.contangoore.com/investors/overview.

Background:

  As a U.S. domestic and domiciled company, CORE is required to report its mineral resources in accordance with Item 1302 of Regulation S-K ("S-K 1300");
  S-K 1300 was adopted by the Securities and Exchange Commission (the "SEC") to modernize mineral property disclosure requirements for mining registrants and to align U.S. disclosure requirements more closely for mineral properties with current industry and global regulatory standards; and
  The mineral resource estimate set forth in this TRS for the Manh Choh Project has not previously been reported under the S-K 1300 format.The TRS was prepared in accordance with S-K 1300 and was filed on May 26, 2023 with the SEC through EDGAR on Form 8-K.

Qualified Person Disclosure

The TRS was prepared in accordance with S-K 1300 and was filed on May 26, 2023 with the SEC through EDGAR on Form 8-K. The technical information in this news release has been reviewed by John Sims, AIPG Certified Professional Geologist, President of Sims Resources LLC (“SIMS”), being a Qualified Person under Item 1302 of Regulation S-K. SIMS prepared the TRS on behalf of the Company.

ABOUT CORE

CORE is a company that engages in the exploration in Alaska for gold and associated minerals through a 30% interest in PGJV, which leases approximately 675,000 acres for exploration and development, and through a 100% owned subsidiary, Contango Minerals Alaska, LLC, which leases approximately 200,000 acres for exploration. The Company also owns the rights to the Lucky Shot, Coleman and War Baby mines, and approximately 16,600 acres of surrounding mining claims located in the Willow Mining District about 75 miles north of Anchorage, Alaska. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE or PGJV; ability to realize the anticipated benefits of PGJV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; CORE’s inability to retain or maintain its relative ownership interest in PGJV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by the an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contacts

Contango ORE, Inc.
Rick Van Nieuwenhuyse
(713) 877-1311
www.contangoore.com